EXHIBIT NO. 21

SUBSIDIARIES OF NUI CORPORATION

     NUI Utilities, Inc. (a New Jersey Corporation), NUI Capital Corp. (a Florida Corporation), Virginia Gas Company (a Delaware Corporation) and NUI Saltville Storage, Inc. (a Delaware Corporation) are wholly-owned subsidiaries of NUI Corporation.

     NUI Energy, Inc. (a Delaware Corporation), NUI Energy Brokers, Inc. (a Delaware Corporation), Utility Business Services, Inc. (a New Jersey Corporation), NUI Environmental Group, Inc. (a New Jersey Corporation), NUI Energy Solutions Inc. (a New Jersey Corporation), NUI Sales Management, Inc. (a Delaware Corporation), NUI Services, Inc. (a New Jersey Corporation), NUI International, Inc. (a Delaware Corporation) and NUI Telecom, Inc. (formerly known as International Telephone Group, Inc. (a New Jersey Corporation) are wholly-owned subsidiaries of NUI Capital Corp.

     Virginia Gas Exploration Company, Virginia Gas Pipeline Company, Virginia Gas Marketing Company, Virginia Gas Storage Company and Virginia Gas Distribution Company (all Virginia Corporations) are wholly-owned subsidiaries of Virginia Gas Company.

     TIC Enterprises, LLC (a Delaware Limited Liability Company) is a wholly-owned subsidiary of NUI Sales Management, Inc.

     NUI/Caritrade International, L.L.C. (a Delaware Limited Liability Company) is a 90 percent owned subsidiary of NUI International, Inc.

     Saltville Gas Storage Company, LLC (a Virginia Limited Liability Company) is a 50 percent owned subsidiary of NUI Saltville Storage, Inc.